                                                                   EXHIBIT 10.33

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated as of April 26, 1999, among JuJu Media, Inc., a New York corporation (the "Company") each of the individuals listed under the heading "Sellers" on the signature pages hereto (each, a "Seller," and collectively, the "Sellers"), and Spanish Broadcasting System, Inc., a Delaware corporation or its wholly owned subsidiary ("Buyer").

                                    RECITALS:

      A. The Sellers are the record owners of 200 shares of common stock of the Company which constitute all the issued and outstanding shares of capital stock of the Company.

      B. The Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, an aggregate of 160 shares of Common Stock of the Company, which constitutes eighty percent (80%) of the issued and outstanding capital stock of Company (the "Purchased Shares") upon the terms set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and subject to the terms and conditions set forth herein, the Company, the Sellers and Buyer hereby agree as follows:

                                    ARTICLE I

      DEFINITIONS

      For purposes of this Agreement:

      "ACTIONS" shall mean any action, suit or legal, administrative or arbitral proceeding or investigation before any Governmental Authority.

      "AFFILIATE" shall mean with respect to any Person, any Person which directly or indirectly controls, is controlled by or is under common control with such Person.

      "AGREEMENT" shall have the meaning set forth in the preamble to this Agreement.

      "BREACH" shall mean a Breach of a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

      "BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which banks in New York are authorized or obligated by Law or executive order to close.

      "BUYER" shall have the meaning set forth in the preamble to this Agreement.

      "BUYER'S KNOWLEDGE" shall have the meaning set forth in Section 6.4(a).

      "CLOSING" shall have the meaning set forth in Section 3.1.

      "CLOSING DATE" shall have the meaning set forth in Section 3.1.

      "CLOSING DATE BALANCE SHEET" shall have the meaning set forth in Section 2.3(b).

      "CLOSING DATE INDEBTEDNESS" shall have the meaning set forth in Section
2.2.

      "CLOSING LIABILITIES" shall have the meaning set forth in Section 2.3(e).

      "CLOSING NET QUICK" shall have the meaning set forth in Section 2.3(a).

      "CODE" shall mean the Internal Revenue Code of 1986, as amended.

      "COMMON STOCK" shall have the meaning set forth in Section 4.3.

      "COMPANY" shall have the meaning set forth in the preamble to this Agreement.

      "COMPANY'S KNOWLEDGE" shall have the meaning set forth in Section 4.3(a).

      "COMPANY FINANCIAL STATEMENTS" shall have the meaning set forth in Section 4.5.

      "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in Section 7.2(b).

      "CONSENT" shall mean any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the transactions provided for herein.

      "CONTRACTS" means all contracts, leases, licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto), to which the Company or any Subsidiary is a party and which relate to or affect the business or operations of the Company or any Subsidiary, and (i) which are in effect on the date of this Agreement or (ii) which are entered into by the Company or any Subsidiary between the date of this Agreement and the Closing Date.

      "CURRENT ASSETS" shall mean with respect to the Company, at the date of measurement, the sum as at such date of all accounts receivable (including, without limitation, all receivables related to advertising time and coop reimbursements and other miscellaneous receivables arising in the ordinary course of business), net of a reasonable loss reserve and allowance for doubtful accounts related to such accounts receivable, plus all prepaid expenses and other current assets other than cash, but excluding any deferred tax assets, all to be determined in accordance with GAAP.

      "CURRENT LIABILITIES" shall mean with respect to the Company, at the date of measurement, the sum as at such date of all accounts payable plus all accrued liabilities and expenses (excluding liability for accrued vacation and any indebtedness of the Company), plus all agency or national representation commissions, plus all accrued volume discounts payable, plus all sales commissions attributable to the accounts receivable included in Current Assets, but excluding any deferred tax liabilities, all to be determined in accordance with GAAP.

      "DAMAGES" shall have the meaning set forth in Section 9.2.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "GAAP" shall mean United States generally accepted accounting principles in effect on the date hereof, applied on a consistent basis.

      "GOVERNMENTAL AUTHORITY" shall mean any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local, or foreign court or arbitrator.

      "INDEBTEDNESS" means any (i) indebtedness for borrowed money of the Company reflected in any promissory note, indenture, bond, mortgage, credit agreement or other similar instrument, including any and all accrued but unpaid interest thereon as well as any and all costs, fees and charges required in connection with the payment or prepayment thereof, but excluding any broadcast rights payables and the Reserve Square Debt, and (ii) liability for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with GAAP.

      "INDEPENDENT ACCOUNTANTS" shall have the meaning set forth in Section 2.3(d).

      "INDEMNIFIED PERSONS" shall have the meaning set forth in Section 9.2.

      "INVESTMENTS" shall mean any equity interest, directly or indirectly, in any other Person in excess of 5% of the total equity ownership of such Person.

      "LAWS" shall mean any law, statute, code, ordinance, regulation or rule of any Governmental Authority.

      "LIENS" shall mean any mortgage, lien, Option, pledge, adverse claim, interest charge or other similar encumbrance.

      "MATERIAL ADVERSE EFFECT" shall have the meaning set forth in Section 4.1.

      "MATERIAL CONTRACTS" shall have the meaning set forth in Section 4.14.

      "MATERIAL EQUIPMENT" shall have the meaning as set forth in Section 4.11.

      "NET QUICK" shall mean, as of the date of measurement, the amount by which the Current Assets exceeds the Current Liabilities.

      "NOTICE OF OBJECTION" shall have the meaning set forth in Section 2.3(c).

      "OBJECTION PERIOD" shall have the meaning set forth in Section 2.3(c).

      "OPTION" means any option, warrant, call, convertible or exchangeable security, subscription, preemptive right, voting trust or agreement, any agreement restricting sale or transfer, or other agreement or right of a similar nature.

      "ORDERS" shall mean any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

      "OUTSIDE DATE" shall have the meaning set forth in Section 10.1(b).

      "PAYMENT DATE" shall have the meaning set forth in Section 2.3(e).

      "PERMITS" shall mean any license, permit, authorization, certificate of authority, grant, approval, franchise, waiver, Consent, qualification or similar document or authority which has been, or is required to be, issued or granted by any Governmental Authority.

      "PERSON" shall mean any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other entity or Governmental Authority.

      "PLANS" shall have the meaning set forth in Section 4.13.

      "PROCEEDING" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before or otherwise involving any Government Authority or arbitrator.

      "PROMISSORY NOTE" shall have the meaning set forth in Section 2.2(a).

      "PURCHASE PRICE" shall have the meaning set forth in Section 2.2.

      "PURCHASED SHARES" shall have the meaning set forth in recital B of this Agreement.

      "REAL PROPERTY" means all of the Company's real property and interests in real property, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, right of way, all buildings and other improvements thereon (including transmission towers and related fixtures), and other real property interests used in the business or operations of the Company, together with any additions thereto between the date of this Agreement and the Closing Date.

      "REGULATORY AUTHORIZATIONS" shall have the meaning set forth in Section 7.4(b).

      "REMAINING SHARES" shall mean the issued and outstanding shares of common stock of the Company which (i) constitute 20% of the issued and outstanding capital stock of the Company; (ii) are not being sold to Buyer pursuant to this Agreement, and (iii) are subject to the Right of First Refusal and the Voting Trust Agreement.

      "RIGHT OF FIRST REFUSAL" shall have the meaning set forth in Section
2.2(c).

      "SELLERS" shall have the meaning set forth in the preamble to this Agreement.

      "SHARES" shall have the meaning set forth in Section 4.3 of this Agreement.

      "STRADDLE PERIOD" shall have the meaning as set forth in Section 7.6(c).

      "TAX" and/or "TAXES" shall have the meaning set forth in Section 4.7 and
Section 9.

      "VOTING TRUST" shall have the meaning set forth in Section 2.2(b).

      "VOTING TRUST AGREEMENT" shall have the meaning set forth in Section
2.2(b).

                                   ARTICLE II

                           SALE AND PURCHASE OF SHARES

      2.1 SALE AND PURCHASE OF SHARES. At the Closing (a) the Sellers shall sell, assign and transfer the Purchased Shares to Buyer, (b) each of the Sellers shall deliver to Buyer one or more stock certificates (with any required transfer stamps attached) representing the Purchased Shares owned by that Seller with duly executed stock powers attached reasonably satisfactory to Buyer in proper form for transfer, (c) Seller shall transfer the Purchased Shares free and clear of all Liens, and (d) Buyer shall pay and deliver to the Sellers the Purchase Price (as defined in Section 2.2. hereof) in accordance with Schedule
2.2 provided to Buyer on or prior to the Closing.

      2.2 PURCHASE PRICE. (a) In full consideration for the Purchased Shares and subject to adjustments pursuant to Section 2.3, Buyer shall (i) pay to the Sellers at the Closing by bank wire transfer of immediately available funds an aggregate amount in cash equal to Two Million Dollars ($2,000,000.00) less the aggregate amount of the indebtedness of the Company outstanding as of the Closing Date ("Closing Date Indebtedness"); (ii) repay, or cause the Company to repay at the Closing, the Closing Date Indebtedness, to the Persons entitled thereto; and (iii) execute and deliver to each of the Sellers a Promissory Note in the form attached hereto as Exhibit A in the amounts set forth on Schedule
2.2 hereof.

            (b) Company and Sellers shall place the Remaining Shares in a Voting Trust pursuant to the Voting Trust Agreement attached hereto as Exhibit B and dated as of the date of Closing.

            (c) Company and Sellers shall deliver the Right of First Refusal Agreement attached hereto as Exhibit C and dated as of the date of Closing.

      2.3 PURCHASE PRICE ADJUSTMENT. (a) The "Closing Net Quick" shall mean the Net Quick of the Company as of the close of business on the Closing Date as reflected on the Closing Date Balance Sheet (as defined in Section 2.3(b)).

            (b) Within forty-five (45) calendar days of the Closing Date, Buyer shall deliver to the Sellers (i) a balance sheet of the Company as of the close of business on the Closing Date, compiled, if necessary, by an independent accounting firm selected by the parties (the "Closing Date Balance Sheet"), prepared in accordance with GAAP and (ii) a calculation of the Closing Net Quick based on the Closing Date Balance Sheet. In connection with the Seller's review of the Closing Date Balance Sheet and Buyer's calculation of the Closing Net Quick, Buyer shall, promptly upon request, provide to the Sellers and their agents access to the work papers of Buyer's accountants (both internal and external) relating to the Closing Date Balance Sheet and Buyer's calculation of the Closing Net Quick and any and all documentation related thereto.

            (c) Unless the Sellers give Buyer written notice of their objection to Buyer's calculation of the Closing Net Quick, which notice shall include the basis of Sellers' objection in reasonable detail ("Notice of Objection"), within thirty (30) calendar days after receiving the Closing Date Balance Sheet and Buyer's calculation of the Closing Net Quick (the "Objection Period"), the Closing Date Balance Sheet and Buyer's calculation of the Closing Net Quick shall be final, conclusive and binding on the parties to this Agreement.

            (d) If Sellers deliver a Notice of Objection within the Objection Period, Buyer and the Sellers shall use good faith efforts to resolve all disputes regarding Sellers' objections set forth in the Notice of Objection. If Buyer and the Sellers are not able to resolve all disputes regarding the Sellers' objections set forth in the Notice of Objection within thirty (30) calendar days after the Sellers delivery of the Notice of Objection, the remaining disputed items shall be submitted for final resolution to a nationally recognized accounting firm selected by mutual agreement of Buyer and the Sellers (the "Independent Accountants") at Buyer's sole cost and expense. After offering the Sellers and Sellers' representatives and Buyer and Buyers' representatives the opportunity to present their positions as to the disputed items which opportunity shall not extend for more than 10 calendar days after the Independent Accountants have been selected, the Independent Accountants shall resolve all disputed items within thirty (30) calendar days after the Sellers and Buyer have presented their positions as to the dispute items. Such resolution shall be final, conclusive and binding upon the parties to this Agreement and shall be reflected if any necessary revisions to the Closing Date Balance Sheet and Buyer's calculation of the Closing Net Quick. Notwithstanding anything in this Agreement to the contrary, the scope of the Independent Accountants' review of any dispute between Buyer and the Sellers regarding the Closing Date Balance Sheet or the calculation of Closing Net Quick pursuant to this Section 2.3(d) shall be limited solely to the resolution of the Sellers' objections set forth in the Notice of Objection and Buyer shall have no right to change, revise or otherwise modify the Closing Date Balance Sheet except as agreed to in writing by the Sellers or as required by the Independent Accountants, and Sellers shall have no right to change, revise or otherwise modify the Notice of Objection, except as agreed in writing by Buyer.

            (e) Once the Closing Net Quick is finally determined pursuant to this Section 2.3, an adjustment will be made as follows: (i) if all liabilities of the Company as of the date of Closing ("Closing Liabilities") exceed the Closing Net Quick amount, Sellers shall pay to Buyer an amount equal to the difference between the Closing Net Quick and the Closing Liabilities. "Payment Date" shall mean: (i) if no Notice of Objection is timely delivered by the Sellers to Buyer, three Business Days after the earlier of (A) the expiration of the Objection Period and (B) the date of delivery by the Sellers to Buyer of a Notice of Objection that Buyer's calculation of the Closing Net Quick will be accepted without objection; or (ii) if a Notice of Objection is timely delivered by the Sellers to Buyer, three Business Days after the date all disputed items are finally resolved pursuant to Section 2.3(d).

            (f) The amount, if any, payable to the Buyer pursuant to this
Section 2.3, as ultimately determined in accordance with this Section 2.3, shall bear interest from the Closing Date until the date of payment at the rate of six percent (6%) per annum.

                                   ARTICLE III

                             CLOSING AND DELIVERIES


      3.1 CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, 425 Park Avenue, New York, New York 10022, on the third Business Day following the satisfaction or waiver of each of the conditions set forth in
Article VIII (other than those conditions that are to be satisfied at the Closing), or on such other date or at such other time and place as the parties shall mutually agree in writing (the "Closing Date"). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.


      3.2. DELIVERIES BY THE SELLERS. At the Closing, the Sellers shall deliver or cause to be delivered to Buyer the following items:

            (a) One or more certificates, representing the Purchased Shares accompanied by duly executed stock powers in proper form for transfer;

            (b) The organizational documents of the Company certified as of the most recent practicable date by the Secretary of State or the comparable Governmental Authority of the jurisdiction of its organization;

            (c) A Certificate of the Secretary of State or comparable Governmental Authority of the jurisdiction of its organization as to the good standing as of the most recent practicable date of the Company in such jurisdiction and a certificate of good standing as of the most recent practicable date from the appropriate Governmental Authority in each state where the Company is qualified to do business;

            (d) A certificate of the Secretary of the Company certifying as to the bylaws of the Company and as to the resolutions of the Company authorizing this Agreement and the transactions contemplated hereby;

            (e) A certificate from an officer of the Company to the effect that the conditions set forth in Sections 8.2(a) and (b) have been satisfied;

            (f) The resignation of Tony Slevira and Judith Eve Faber as officers of the Company and each of the members of the Board of Directors of the Company, each effective upon Closing;

            (g) A certificate of the Treasurer of the Company certifying as to the aggregate amount of Closing Date Indebtedness, together with payoff letters setting forth in reasonable detail the payoff amounts for all Closing Date Indebtedness to be repaid in accordance with Section 2.2;

            (h) The executed Voting Trust Agreement in the form attached hereto as Exhibit B; and

            (i) The executed Right of First Refusal Agreement in the form attached hereto as Exhibit C.

      3.3. DELIVERIES BY BUYER. At the Closing, Buyer shall deliver or cause to be delivered to the Sellers the following items:

            (a) The Purchase Price, paid by wire transfer of immediately available funds in accordance with Section 2.2.;

            (b) A certificate of an officer of Buyer to the effect that the conditions set forth in Sections 8.1(a) and (b) have been satisfied;

            (c) The duly executed Promissory Notes in the form attached as Exhibit A hereof; and

            (d) Employment Agreements between the Company and Juan Estaban Rodriguez and Judy Faber and a Consulting Agreement between the Company and Tony Slevira in substantially the form attached hereto as Exhibit D hereof.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Buyer as of the date of this Agreement as follows:

      4.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Company. For purposes of this Agreement, the term "Material Adverse Effect" means, with respect to the Company or Buyer, a material adverse effect on the business, assets, liabilities or financial condition of such party taken as a whole.

      4.2. AUTHORIZATIONS, VALIDITY AND EFFECT. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company. This Agreement has been duly and validly executed and delivered to the Company and represents the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (a) applicable bankruptcy reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

      4.3 CAPITALIZATION. The authorized capital stock of the Company consists of 200 shares of Common Stock, no par value (the "Shares"), of which 200 shares are issued and outstanding. All of the issued and outstanding Shares are duly and validly issued and outstanding and are fully paid and nonassessable. The Shares have not been issued in violation of, and are not subject to, and there are no outstanding Options relating to the Shares. Except as set forth in
Schedule 4.3, there are no authorized or outstanding Options under which the Company may be obligated to issue or sell any shares of capital stock of any other securities or equity interests in the Company. The Shares represent the only issued and outstanding shares of capital stock of the Company. Except as set forth in Schedule 4.3, there are no agreements, commitments or contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company.

      4.4 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated herein, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of the Company, or (ii) except as set forth in Schedule 4.4, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of the Company, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Company is a party or by which Company or assets may be subject, and to the actual knowledge of Juan Estaban Rodriguez, Judy Faber and Tony Slevira (the "Company's Knowledge"), violate any Order or Law applicable to the Company or any of its respective properties or assets.

      4.5 FINANCIAL STATEMENTS. The compiled balance sheet of the Company as of December 31, 1998 and the related compiled statements of operations, shareholders' equity and cash flows for the period ended December 31, 1998 (the "Company Financial Statements"), all of which have been delivered to Buyer, fairly present the financial position and the results of operations and cash flows of the Company as of the date and for the period indicated.

      4.6 NO UNDISCLOSED LIABILITIES. The Company has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) that are not fully reflected or reserved against in the Company Financial Statements, except for (a) liabilities and obligations identified in Schedule
4.6 and (b) liabilities and obligations incurred in the ordinary course of business and consistent with past business practice since the date of the Company Financial Statements.

      4.7 TAXES. The Company has filed extensions for all federal and state tax returns for 1998 and has made adequate provision for the payment of all taxes, if any, that may be shown on such returns to be owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes and any interest and penalties thereon ("Taxes"). Except as set forth on Schedule 4.7, the Company is not a party to any pending Action, nor, to the Company's Knowledge, is any such Action threatened by any Governmental Authority for the assessment or collection of taxes, interest, penalties or deficiencies that would reasonably be expected to have a Material Adverse Effect on the Company.

      4.8 PROPERTIES. Except as disclosed or reserved against in the Company Financial Statements, the Company has good and valid title to all of the properties and assets, tangible or intangible, reflected in the Company Financial Statements as being owned by the Company as of the dates thereof, free and clear of all Liens except such imperfections or irregularities of title, Liens or defaults that are publicly disclosed or do not affect the use thereof in any material respect and statutory Liens security payments not yet due.

      4.9 REAL PROPERTY. Company does not own nor does the Company have any interest in Real Property.

      4.10 LEASES. Company does not have any vehicle leases or subleases nor lease or subleases pursuant to which the Company leases personal property.

      4.11 PERSONAL PROPERTY. Schedule 4.11 specifically identifies as such and contains a complete description of all of the Company's machinery, equipment and other tangible personal property which are used in the operation of the Company's business (collectively, the "Material Equipment").

      4.12 COMPLIANCE WITH LAWS. Except as set forth in Schedule 4.12 of the Company.

            (i) is in material compliance with all Laws and Orders applicable to its business or employees conducting its business; and

            (ii) has received no notification or communication from any Governmental Authority (A) asserting that the Company is not in compliance with any Law or (B) threatening to revoke any Permit of any Governmental Authority.

      4.13 EMPLOYEE BENEFIT PLANS. Company has no "Employee Benefit Plans," as described under Section 3(3) of ERISA, or retirement, pension, profit-sharing, thrift, savings, target benefit, cash or deferred, multiple employer, multiemployer or other similar plan or program, a "phantom stock" or similar arrangement, or other program providing payment or reimbursement for or of medical, dental or vision care, psychiatric counseling, or vacation, sick, disability or severance pay, or other "fringe benefit" plan or welfare plan arrangement.

      4.14 MATERIAL CONTRACTS. Set forth in Schedule 4.14 is a list, as of the date hereof, of the following agreements (the "Material Contracts"):

            (a) Each partnership or joint venture agreement to which the Company is a party;

            (b) Each agreement limiting the right of the Company to engage in or compete with any Person in any business or in any geographical area;

            (c) Each agreement or other arrangement of or involving the Company with respect to indebtedness for money borrowed, including letters of credit guaranties, indentures, swaps and similar agreements;

            (d) Each management, consulting, severance or similar agreements, and each employment agreement to which the Company is a party;

            (e) Each collective bargaining agreement to which the Company is a party;

            (f) Each other Contract that is material to the Company.

Each of the Material Contracts is in full force and effect and is a legal, valid and binding contract or agreement, and to the Company's knowledge there is no default or breach or any event that with the giving of notice or lapse of time or both would result in a material default or breach by the Company or, to the Company's Knowledge, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof, that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

      4.15 LEGAL PROCEEDINGS. As of the date of this Agreement, except as set forth in Schedule 4.15, there are no Actions instituted or pending, or to the Company's Knowledge, threatened, against the Company, or against any property, asset, interest or right of Company. The Company is not subject to any Order other than as set forth in Schedule 4.15.

      4.16 NO BROKERS. No broker, finder or similar agent has been employed by or on behalf of the Sellers or the Company, and no Person with which the Sellers or the Company has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transaction contemplated hereby.

The Sellers shall indemnify the Buyer and hold Buyer harmless from and against any and all claims, demands, causes of action , losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and disbursements) suffered or incurred by Buyer arising out of or in connection with a breach by the Company of the representation contained in this Section 4.13.

      4.17 TRADEMARKS, SERVICE MARKS, TRADE NAMES, COPYRIGHTS AND DATA PROCESSING SYSTEMS. All trademarks, service marks, trade names and copyrights and other registrable or licensed intellectual property used by the Company in the conduct of its business is described in Schedule 4.17. Except as set forth in Schedule 4.17, the Company has either (i) the right to use or (ii) a valid ownership interest in each of such trademarks, service marks, trade names, copyrights and other registrable or licensed intellectual property identified in
Schedule 4.17. The Company has no Knowledge of the infringement by any Person of any such trademark, service mark, trade name or copyright. Except as set forth in Schedule 4.17, all of such trademarks, service marks, trade names and copyrights that have been registered with the United States Patent and Trademark Office, the United States Copyrights Office, or the patent, copyright, trademark or related office of subdivision of any state are valid and enforceable and are currently in material compliance with all formal legal requirements (including the timely post registration filing of affidavits of use and in consideration and renewal applications).

      4.18 INSURANCE. Schedule 4.18 sets forth all policies of insurance covering the Company and its business and such policies are in full force and effect.

      4.19  PERSONNEL.

            (a) Employees and Compensation. Schedule 4.19 contains a true and complete list of all employees of the Company, their job titles and current salary.

            (b) Labor Relations. Except as set forth in Schedule 4.14, the Company is not a party to or subject to any collective bargaining agreements. Except as set forth in Schedule 4.19, the Company has complied in all material respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes and it has not received any written notice alleging that it has failed to comply in any material respect with any such Laws. As of the date hereof, except as set forth in Schedule 4.14, no labor union or other collective bargaining unit represents, or to the Company's Knowledge, claims to represent any of its or any Subsidiary's employees. As of the date hereof except as set forth in
Schedule 4.19, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to the Company's employees.

      4.20 CONDUCT OF BUSINESS IN ORDINARY COURSE. Except for the transactions contemplated hereby, since December 31, 1998, the Company has conducted its business and operations in the ordinary course of business consistent with past practices in all material respects and has not:

            (a) made any sale, assignment, lease, or other transfer of any of its properties other than obsolete assets no longer used in the operation of its business or other assets sold or disposed of in the normal and usual course of business with suitable replacement being obtained thereof;

            (b) canceled any debts owed to or claims held by the Company, except in the normal and usual course of business;

            (c) suffered any material write-down of the value of any assets or any material write-off as uncollectible of any accounts receivable; or

            (d) suffered any Material Adverse Effect on the Company.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Each Seller, severally but not jointly, represents and warrants to Buyer as of the date of the Agreement as follows:

      5.1 AUTHORITY. Such Seller has all requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein, and this Agreement has been duly executed and delivered by such Seller pursuant to all necessary authorization and is the legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with its terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors rights generally from time to time in effect and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

      5.2 TITLE. Each of the Sellers (i) is the record and beneficial owner of all of the Purchased Shares set forth opposite his, her or its name on Schedule 5.2; (ii) has full power, right and authority, and any approval required by Law, to make and enter into this Agreement and to sell assign, transfer and deliver the Purchased Shares and the Remaining Shares to Buyer, and (iii) has good and valid title to the Purchased Shares and the Remaining Shares set forth opposite his, her or its name on Schedule 5.2 free and clear of all Liens and Options (other than Liens which shall be released at the Closing upon repayment of the Closing Date Indebtedness). Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, Buyer shall acquire good and marketable title to the Purchased Shares, free and clear of all Liens.

                                  ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to the Company and the Sellers as of the date of this Agreement as follows:

      6.1 INVESTMENT INTENT. The Shares are being purchased for its own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933.

      6.2 ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted.

      6.3 AUTHORIZATION, VALIDITY AND EFFECT. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and represents the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

      6.4 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated herein, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws or equivalent organizational documents of Buyer, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Buyer or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect on Buyer, or (iii) violate any Order or law applicable to Buyer or any of its properties or assets.

            (b) No notice to or filing with, authorization of, or Consent of any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated in this Agreement.

      6.5 LEGAL PROCEEDINGS. There are no Actions instituted or pending, or to Buyer's Knowledge threatened, against Buyer, or against any of its properties, assets, interests or rights that would have either individually or in the aggregate, a Material Adverse Effect on Buyer if adversely decided. Buyer is not subject to any Order that would have a Material Adverse Effect on Buyer.

      6.6   INTENTIONALLY DELETED.

      6.7 NO BROKERS. No broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby. Buyer shall indemnify the Sellers and the Company and hold the Sellers and the Company harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including without limitation, attorneys' fees and disbursements) suffered or incurred by the Seller arising out of or in connection with a breach by Buyer of the representation contained in this Section 6.7.

                                   ARTICLE VII

                            COVENANTS AND AGREEMENTS

      7.1 INTERIM OPERATIONS OF THE COMPANY. (a) Prior to the Closing Date, Sellers shall not nor shall they permit the Company to:

            (i) grant any increase in compensation or benefits to its employees or to its officers, except for increases which do not exceed in the aggregate the amount set forth in the Company's budget for the then current year with respect to such increases; pay any bonus compensation except in the ordinary course consistent with past practice or in accordance with the provisions of any applicable program or plan adopted by the Board of Directors of the Company prior to the date hereof; enter into or amend the terms of any severance agreements with its officers (unless such change is required by applicable Law); provided, however, that nothing in this Section 7.1(a)(i) shall prevent the payment or other performance of any award or grant made prior to the date hereof and disclosed in the schedules hereto or pursuant to this Agreement;

            (ii) hire or terminate any employee who is a department head or whose salary is $20,000 or greater, amend any existing employment contract between the Company and any person having a salary thereunder in excess of $20,000 per year (unless such amendment is required by Law) to increase the compensation or benefits payable thereunder or enter into any new employment contract with any person having a salary thereunder in excess of $20,000 that the Company does not have the unconditional right to terminate without liability (other than liability for services already rendered) at any time on or after the Closing Date;

            (iii) adopt any new employee benefit plan or make any change in or to any existing Plans and other than any such change that (A) is required by Law, or (B) in the opinion of counsel is necessary or advisable to maintain the tax qualified status of any such Plan.

            (iv) sell, lease, abandon or otherwise dispose of any of its material assets or properties (including capital stock), except in the ordinary course of business consistent with past practice;

            (v) other than in the ordinary course of business consistent with past practices, incur or, assume indebtedness in excess of $10,000, or make any payment with respect to any obligation for money borrowed before such payment is due in excess of $10,000 except as may be necessary, due to possible transmittal delays, to assure that payment will be timely made;

            (vi)  guarantee any Indebtedness of any Person;

            (vii) mortgage or otherwise encumber or subject to any Lien any properties or assets owned by the Company except for such of the foregoing as are in the normal course of business consistent with past practice and would not have, individually or in the aggregate, a Material Adverse Effect on the Company;

            (viii)make any change to its accounting (including tax accounting) methods, principles or practices, except as may be required by GAAP or of the type consistent with past practices;

            (ix)  make any amendment to its articles of incorporation;

            (x) issue or sell any capital stock of the Company or split, combine or subdivide the capital stock of the Company;

            (xi) merge or consolidate with any other corporation or entity or acquire or agree to acquire any stock or substantially all of the assets of any other Person;

            (xii) declare or pay any dividends, or declare or make any other distributions of any kind to its shareholders, or make any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock, except for distributions to shareholders of the Company for the payment of income taxes payable by the shareholders of the Company in respect of taxable income by them which is attributable to the Company's income (which shall not be duplicative of any loan or advance made with respect to such income taxes pursuant to Section 7.1(a)(xiv) and for distributions in connection with estate planning activities which are funded through the incurrence of Indebtedness;

            (xiii) terminate or fail to renew any Contract relating to the assets, liabilities, business, operations, financial condition or results of operations of the Company other than in the ordinary course of business or which would not have a Material Adverse Effect on the Company;

            (xiv) make any loan or advance to Sellers or any directors, officers or employees, consultants, agents or other representatives of any of the Sellers and the Company, or make any other loan or advance otherwise than in the ordinary course of business, except for any loans or advances to shareholders for payment of income taxes payable by the shareholders of the Company in respect of taxable income payable by them which is attributable to the Company's income (which shall not be duplicative of any distribution made with respect to such income taxes pursuant to Section 7.1(a)(xvi) and for loans or advances in connection with estate planning activities which are funded through the incurrence of Indebtedness; or

            (xv) delay or postpone the payment of accounts payable and other liabilities or institute any unusual or accelerated collection efforts with respect to its accounts receivable, in each case, beyond its normal practice.

      7.2 REASONABLE ACCESS; CONFIDENTIALITY. (a) From the date hereof until the Closing, the Sellers shall cause the Company to give Buyer and its representatives, upon reasonable notice to the Company and during normal business hours, full and complete access to the assets, properties, books, records, agreements and employees and advisors of the Company and shall cause the Company to permit Buyer to make such inspections as it may reasonably require and to furnish Buyer during such period with all such information relating to the Company as Buyer may from time to time reasonably request.

            (b) Any information provided to or obtained by Buyer pursuant to paragraph (a) above or obtained by Buyer prior to the date hereof from the Company, the Sellers or any agent thereof, shall be held by Buyer in strict confidence and used only in connection with evaluating the transaction contemplated by this Agreement.

            (c) Following the Closing, the Sellers agree to retain in confidence, and to require its professional representatives and agents (collectively, "Seller Representatives") to retain in confidence information concerning the Company and further agrees that, at the Closing, it will not use for its own benefit and will not use or disclose to any party, or permit the use or disclosure to any third party of, any such information, except that Sellers may disclose the information to those of the Seller Representatives who use information for the property performance of their assigned duties with respect to the consummation of the transactions contemplated hereby and the preparation of appropriate Tax Returns. In making such information available to its Representatives, the Sellers shall take any and all precautions necessary to ensure that the Seller Representatives use the information only as permitted hereby. Notwithstanding the foregoing, such information may be disclosed (a) if it is required by court order or decree or applicable Law or in connection with the preparation of Tax Returns, (b) if it is ascertainable or obtained from public information, or (c) it is received from a third party not known to the recipient to be under an obligation to keep such information confidential. If any Seller shall be required to disclose any such information by operation of Law (other than in connection with the preparation of Tax Returns), such Seller shall give Buyer prior notice of the making of such disclosure and shall use all reasonable efforts to afford Buyer an opportunity to contest the making of such disclosure.

      7.3 PUBLICITY. The Company, the Sellers and Buyer shall make a joint press release announcing in general terms the business relationship between the parties that shall be acceptable to each of the Company, the Sellers and Buyer. No other publicity release or announcement concerning the transactions contemplated hereby shall be issued by either party without the advance written consent of such other party, except any government filings as may be required by applicable Law.

      7.4   TAX MATTERS.  From and after the Closing:


            (a) Sellers and Buyer shall (i) each provide the other and shall cause their respective accountants to provide the other party's accountant, and Buyer shall cause the Company to provide Sellers, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, or the conduct of any audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes; (ii) each retain and provide the other and shall cause their respective accountants to provide the other party's accountant, and Buyer shall cause the Company to retain and provide Sellers with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Buyer shall retain, and shall cause the Company to retain, and Sellers shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy same at the cost of such other party.


            (b) Sellers shall be responsible for payment of all individual income taxes associated with the sale of stock contemplated hereby and for preparing income tax returns with respect thereto.

            (c) The Company shall be responsible for preparing income tax returns with respect to the Company, for all periods commencing prior to and ending on or before the Closing Date, and shall be responsible for payment of all income taxes of the Company that becomes due and payable prior to the Closing Date, and Buyer shall be responsible for payment of all Taxes of the Company for all taxable periods (pre- and post-Closing) that become due and payable after the Closing Date, and for preparing and filing all Tax Returns with respect to the Company for all periods commencing on the Closing Date and ending thereafter.

            (d) For any Tax period that begins on or before and ends after the Closing Date (a "Straddle Period"), for purposes of apportioning a Tax to the portion of such Tax period that ends on the Closing Date, the parties shall treat the day before the Closing Date as the last day of such period; and the Tax for the Tax period that is allocated to the portion of the Tax period ending on the Closing Date shall be (i) in the case of a Tax that is based on income or gross receipts, the Tax that would be due with respect to the period ending on (and including) the Closing Date, based on actual operations of the Company during such period as shown on its Records, and (ii) in the case of a Tax that is not based on income or gross receipts (e.g., real estate or franchise tax), the total Tax for the Straddle Period multiplied by a fraction, the numerator of which is the total number of days in the Straddle Period.

            (e) No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Company shall be made after the date of this Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

            (f) Sellers shall pay any state and local sales and stock transfer taxes and all recording costs and fees however styled or designated that are required to be paid in connection with the transfer of the Shares contemplated by this Agreement.

            (g) Sellers and Buyer shall provide to each other prompt notice of any audit or similar investigation or proceeding in which the Internal Revenue Services or any other Governmental Authority makes or proposes to make a Tax adjustment to any Tax period of the Company ending on or before the Closing Date. Buyer shall control all other such proceedings.

            (h) For federal, state and local Tax purposes, Buyer and the Company shall treat the transactions contemplated by this Agreement as resulting in carry-over basis treatment for the Company, and Buyer shall not take any action inconsistent with such treatment before or after the Closing.

      7.5 RECORDS. With respect to the financial books and records and minute books of the Company relating to matters on or prior to the Closing Date: (a) for a period of ten (10) years after the Closing Date, Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to the Sellers, and (b) where there is legitimate purpose, including, without limitation, an audit of any of the Sellers by the Internal Revenue Service or any other taxing authority, Buyer shall allow the Sellers and their respective representatives access to such books and records during regular business hours.

      7.6 EXCLUSIVE DEALING. The Company agrees that form the date hereof until the earlier of (a) the termination of this Agreement in accordance with Article IX hereof and (b) the Closing, neither the Company nor Sellers will directly or indirectly (i) initiate, discuss or negotiate any sale or merger of the Company or the Company assets or entertain any inquiries concerning the foregoing, or
(ii) provide any information relating to the Company or the Company assets or any aspects of its business to any person or entity, with the exception of information necessary to comply with the requirements of any Governmental Authority.

      7.7 UPDATING SCHEDULES. In connection with the Closing, the Company and Buyer will promptly supplement or amend the various Schedules to this Agreement to reflect any matter which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which was or has been rendered inaccurate thereby. No such supplement or amendment to the Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VIII hereof, or the compliance by any party hereto with its covenants and agreements set forth herein.

      7.8 GUARANTEES. On or prior to the Closing, the Company shall cause any guarantees issued by the Company between the date of this Agreement and the Closing Date to have been terminated.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

      8.1 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND SELLERS. The obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

            (a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects (provided that any representation or warranty of Buyer contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of Buyer) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except for such breaches that would not, individually or in the aggregate with other breaches on the party of Buyer materially adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

            (b) Each of the agreements and covenants of Buyer to be performed and complied with by Buyer pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects.

            (c) Buyer shall have delivered to the Company a certificate, dated as of the Closing Date and signed on its behalf by its officer and its chief financial officer, as to the satisfaction by it of the conditions set forth in Sections 8.1(a) and 8.1(b).

      8.2 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

            (a) The representations and warranties of the Company and Sellers set forth in this Agreement shall be true and correct in all respects (provided that any representation or warranty of the Company contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of the Company) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except for such breaches that would not, individually or in the aggregate with other breaches on the part of Company, reasonably be expected to have a Material Adverse Effect on the Company.

            (b) Each of the agreements and covenants of the Company to be performed and complied with by the Company pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects.

            (c) The Company shall have delivered to Buyer a certificate, dated as of the Closing Date and signed on its behalf by an officer of the Company, as to the satisfaction by it of the conditions set forth in Sections 8.2(a) and 8.2(b).

            (d) Between the date of this Agreement and the Closing Date, no change or event shall have occurred which has had a Material Adverse Effect on the Company.

            (e) Buyer shall have received a certificate signed by the Treasurer of the Company setting forth the aggregate amount of Closing Date Indebtedness.

                                   ARTICLE IX

                            INDEMNIFICATION; REMEDIES

      9.1 SURVIVAL. The representations and warranties in this Agreement shall survive for the time period set forth in Section 11.10 hereof. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, and the covenants and obligations contained in this Agreement will not be affected by any investigation conducted with respect to any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations.

      9.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company and their representatives, stockholders, controlling persons and affiliates (collectively, the Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonably attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

            (a) Any Breach of any representation or warranty made by Sellers in their capacity as stockholders in this Agreement and the schedules hereto, or any other certificate or document delivered by Sellers pursuant to this Agreement; or

            (b) Any Breach by any Seller of any covenant or obligation of such Seller in this Agreement; or

            (c) Any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Sellers or the Company (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement.

            (d) Any taxes that may become payable after the Closing relating to periods prior to the Closing that were not reflected as Current Liabilities in the Closing Date Balance Sheet.

            (e) The indemnification and payment of Damages by Sellers under this Agreement shall be limited to the Purchase Price amount and no more.

            9.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificated delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement. The indemnification and payment of Damages by Buyer under this Agreement shall survive for the time period set forth in Section 11.10 hereof.

      9.4 ESCROW; RIGHT OF SET-OFF. Upon notice to Sellers specifying in reasonable detail the basis for such set-off, Buyer may set-off any amount to which it may be entitled under this Section 9 against amounts otherwise payable under the Promissory Note. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Note. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

      9.5   PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS.

            (a) Promptly after receipt by an indemnified party under Section 9.2 or 9.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such actions is prejudiced by the indemnified party's failure to give such notice.

            (b) If any Proceeding referred to in Section 9.5 is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnifying party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification;
(ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of any federal, state or local law, ordinance, regulation, statute or court order, or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party; and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten
(10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

            (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

      9.5 PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

                                    ARTICLE X

                            TERMINATION OF AGREEMENT

      10.1 TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing Date:

            (a) by mutual written consent of Buyer and the Company (acting on its own behalf and for the Sellers);

            (b) by Buyer or the Company (acting on its own behalf and for the Sellers), upon written notice to the other party, if the transactions contemplated by this Agreement shall not have been consummated on or prior to June 30, 1999 (the "Outside Date"), unless such failure of consummation shall be due to the failure of the party seeking such termination to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

            (c) by Buyer or the Company (acting on its own behalf and for the Sellers) by reason of the breach by the other in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach continues uncurred for a period of 15 days after notice thereof.

      10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 10.1, no party shall have any liability or any further obligation to any other party, except as provided in this Section 10.2 and except that nothing herein shall release, or be construed as releasing, any party hereto from any liability or damage to any other party hereto arising out of the breaching party's willful and material breach in the performance of any of its covenants, agreements, duties or obligations arising under this Agreement. The obligations of the parties to this Agreement under Sections 4.16, 6.7, 7.2, 7.3 and 11.1 shall survive any termination of this Agreement.

                                   ARTICLE XI

                            MISCELLANEOUS AND GENERAL

      11.1 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including all legal and accounting fees) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein (it being understood that all such costs and expenses incurred by the Company and Sellers in connection herewith shall be borne by the Company, subject to the provisions of Section 2.3).

      11.2 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

      11.3 THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

      11.4 NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be sufficient if in writing, and sent by facsimile transmission (electronically confirmed), delivered in person, mailed by first class registered or certified mail, postage prepaid, or sent by Federal Express or other overnight courier of national reputation, addressed as follows:

                  If to Buyer:      Spanish Broadcasting System, Inc.
                                    3191 Coral Way
                                    Suite 805
                                    Miami, Florida  33145
                                    ATTN:  Raul Alarcon, Jr.

                  With copies       Jason L. Shrinsky, Esq.
                                    Kaye, Scholer, Fierman, Hays & Handler, LLP
                                    901 15th Street, N.W.
                                    Suite 1100
                                    Washington, D.C.  20005

                  If to Company:    JuJu Media, Inc.
                                    250 West 26th Street
                                    New York, New York  10001
                                    ATTN: Juan Estaban Rodriguez

                  If to Sellers:    Juan Esteban Rodriguez
                                    2900 St. Teresa Avenue
                                    Apt. 4A
                                    Bronx, New York 10461

                                    Judith Eve Faber
                                    11 Maiden Lane
                                    Apt. 3A
                                    New York, New York 10038

                                    Mr. Tony Slevira
                                    26 Slocum Street
                                    New Rochelle, New York 10801

                  With copies to:   Mauricio F. Paez, Esq.
                                    Lowenstein Sandler PC
                                    65 Livingston Avenue
                                    Roseland, New Jersey  07068

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

      11.5 COMPLETE AGREEMENT. This Agreement and the schedules hereto and the other documents delivered by the parties in connection herewith contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

      11.6 CAPTIONS; REFERENCES. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement. When a reference is made in this Agreement to a clause, a Section or an Article, such reference shall be to a clause, a Section or Article of this Agreement unless otherwise indicated.

      11.7 AMENDMENT. This Agreement may be amended or modified only by an instrument in writing duly executed by the parties to this Agreement.

      11.8 WAIVER. At any time prior to the Closing Date, the parties hereto may
(a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a writing signed on behalf of such party.

      11.9 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its rules of conflict of laws. Any claim, dispute or disagreement arising out of, connected with or in respect of this Agreement may be brought only in the courts of the State of New York or the federal courts within the State of New York, which courts shall have exclusive jurisdiction thereof, and each party hereby waives any claim that such courts do not have jurisdiction or are an inconvenient forum.

      11.10 SURVIVAL OF INDEMNIFICATION, REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement and the rights of indemnification of any party for breach thereof as specified in Section 9.2(a) and 9.3(a) shall survive the Closing Date for a period of three (3) years, except for the representations and warranties set forth in Sections 4.2, 4.3,
5.1 and 5.2 which shall survive forever and for which indemnification will be available forever. This Section 11.10 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date.

      11.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      11.12 BEST EFFORTS; FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things that are commercially reasonable, and proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement. Each of the Company and the Buyer will use their respective best efforts to obtain consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement. In the event that at any time after Closing any further action is necessary to carry out the purposes of this Agreement, the Sellers or the Buyer and the proper directors or officers of the Buyer, as the case may be, shall take all such action without any further consideration therefor.

      11.13 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      11.14 COUNTERPARTS. This Agreement may be executed in original or by facsimile in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

                                   ARTICLE XII

                      PROTECTION OF REMAINING SHAREHOLDERS


      12.1 PURCHASE RIGHTS. In the event that after the Closing the Company shall propose to issue any additional shares of common stock or any securities convertible into common stock of the Company, then the Company shall deliver notice thereof to each holder of record of Remaining Shares and each such holder shall have a right, exercisable for a period of twenty days after notice of such proposed issuance, to purchase such number of shares of the common stock or securities convertible into common stock being offered as would result in such holder's holding the same percentage interest in the common stock (assuming the conversion of all convertible securities being offered if any) of the Company as such holder held immediately prior to such issuance at the same price the Company is proposing to issue said securities; provided however that the right specified herein shall not apply to the following issuances ("Excluded Issuances") of capital stock: (i) securities issued in connection with any debt financing with unaffiliated third parties, (ii) securities issued in connection with an acquisition of an unaffiliated third party (whether by acquisition of stock or by merger consolidation or the acquisition of all or substantially all the assets of such third party, (iii) securities issued in a public offering,
(iv) securities issued to an employee of the Company in connection with his employment with the Company, whether pursuant to an employee stock option plan or otherwise, (v) securities issued in connection with a joint venture, teaming agreement or strategic alliance with an unaffiliated third party or (vi) securities issued upon the exercise or conversion of any of the securities issued pursuant to clauses (i) through (v) above, notwithstanding the above, such right shall terminate upon the occurrence of an initial public offering of common stock of the Company. For the purposes of this Section, in determining a holder's percentage interest in the common stock at any time, such percentage interest shall be calculated without regard to the issuance of any securities issued as Excluded Issuances.


      12.2 AFFILIATE TRANSACTIONS TO BE ON ARMS'-LENGTH BASIS. After the Closing, all transactions between the Company and SBS or between Company and any Affiliates of SBS, including, without limitation, sales or purchases of Company securities, shall be on terms as fair and reasonable to the Company as could be obtained by the Company in a comparable transaction with an unaffiliated third party. A good faith determination by the Board of Directors of JuJu that a transaction is in compliance with the preceding sentence, including in making such a determination the consideration by the Board of Directors of JuJu whether or not it believes it needs to obtain an independent valuation, shall be conclusive and binding on the parties hereto.

      12.3 NO IMPAIRMENT. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under Sections 12.1 and 12.2 by the Company.

      IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and date first above written.


      JUJU MEDIA, INC.                          SPANISH BROADCASTING
                                                SYSTEM, INC.
      By: /s/ Juan Esteban Rodriquez            By: /s/ Joseph A. Garcia
          ----------------------------------        ----------------------------
           Juan Esteban Rodriguez, President        Joseph A. Garcia, Vice-President
                                                    and Chief Financial Officer



      SELLERS:



      By: /s/ Juan Esteban Rodriguez
          -----------------------------------
          Juan Esteban Rodriguez





      By: /s/ Judith Eve Farber
          -----------------------------------
           Judith Eve Farber




      By: /s/ Tony Slevira
          -----------------------------------
           Tony Slevira